UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 28, 2010
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)



        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On July 28, 2010, Tootsie Roll Industries, Inc. issued a press release
(the "release") announcing its results of operations and financial condition for the second quarter ended July 3, 2010. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1     Press Release of Tootsie Roll Industries, Inc., dated
                 July 28, 2010.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


July 28, 2010                   TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President/Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.                Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated July 28, 2010.


Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, July 28, 2010

CHICAGO, ILLINOIS - July 28, 2010 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported second quarter and first half 2010 net sales and net earnings.

Second quarter 2010 net sales were $105,026,000 compared to $107,812,000 in second quarter 2009, a decrease of $2,786,000 or 3%. Second quarter 2010 net earnings were $8,471,000 compared to $10,338,000 in second quarter 2009, and net earnings per share were $.15 and $.18 in second quarter 2010 and 2009, respectively, a decrease of $.03 per share or 17%.

First half 2010 net sales were $208,270,000 compared to $201,866,000 in first half 2009, an increase of $6,404,000 or 3%. First half 2010 net earnings were $17,556,000 compared to $18,658,000 in first half 2009, and net earnings per share were $.31 and $.32 in first half 2010 and 2009, respectively, a decrease of $.01 per share or 3%.

Mr. Gordon said, "Second quarter 2010 net sales were adversely affected by the timing of certain customer sales in second and third quarter 2010. Second quarter 2010 net earnings were significantly impacted by higher ingredient costs, primarily sugar, as well as increases in distribution costs relating to freight and delivery to customers. However, second quarter 2010 net earnings did benefit from a lower effective income tax rate. The Company's second quarter 2010 earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding.

First half 2010 net sales principally benefited from effective marketing and sales programs. Although first half 2010 net sales were adversely affected by the timing of sales in the second and third quarter 2010 as discussed above, first half 2010 sales did benefit from the timing of certain customer sales in fourth quarter 2009 and first quarter 2010. First half 2010 net earnings benefited from higher net sales as well as a lower effective income tax rate as discussed above, however, first half 2010 results were also adversely affected by higher ingredient and distribution costs which are discussed above. First half 2010 earnings per share benefited from common stock purchases and fewer outstanding shares."




                           TOOTSIE ROLL INDUSTRIES, INC.
                  CONSOLIDATED SUMMARY OF NET SALES & NET EARNINGS
                              FOR THE PERIODS ENDED
                           JULY 3, 2010 & JULY 4, 2009

                                    SECOND QUARTER ENDED
                                   2010              2009

Net Product Sales             $ 105,026,000     $ 107,812,000

Net Earnings                  $   8,471,000     $  10,338,000

Net Earnings Per Share *           $ .15             $ .18

Average Shares Outstanding *      57,105,000       57,910,000


                                     SIX MONTHS ENDED
                                    2010              2009

Net Product Sales              $ 208,270,000     $ 201,866,000

Net Earnings                   $  17,556,000     $  18,658,000

Net Earnings Per Share   *          $ .31             $ .32

Average Shares Outstanding *       57,197,000       58,059,000

  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 8, 2010 and April 9, 2009.